EXHIBIT 99.1

IMMEDIATE RELEASE

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS
RESULTS OF OPERATIONS FOR THE
QUARTER ENDED SEPTEMBER 30, 2014

Shreveport, Louisiana – October 23, 2014 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2014 of $823,000, an increase of $110,000, or 15.4% compared to net income of $713,000 reported for the three months ended September 30, 2013. The Company’s basic and diluted earnings per share were $0.41 and $0.40, respectively for the quarter ended September 30, 2014, compared to basic and diluted earnings per share of $0.34 and $0.33, respectively, for the quarter ended September 30, 2013.

The increase in net income for the three months ended September 30, 2014, resulted primarily from an increase of $274,000, or 10.1%, in net interest income, a $26,000, or 39.4%, decrease in the provision for loan losses and a $25,000, or 4.1%, increase in non-interest income, partially offset by a $60,000, or 17.4%, increase in the provision for income tax expense and a $155,000, or 7.1%, increase in non-interest expense. The increase in net interest income for the three months ended September 30, 2014, was primarily due to a $224,000, or 6.7%, increase in total interest income, and a decrease of $50,000, or 7.9%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.63% for the three months ended September 30, 2014, compared to 3.65% for the three months ended September 30, 2013. The Company’s net interest margin was 3.83% for the three months ended September 30, 2014, compared to 3.91% for the quarter ended September 30, 2013. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of 25 basis points in average yield on interest-earning assets.  The decrease in net interest margin was primarily the result of a higher average volume of interest earning assets for the quarter ended September 30, 2014 compared to the prior year quarterly period.

The following table sets forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2014		2013
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$252,870	5.23%	$215,741	5.65%
Investment Securities	53,820	1.82	55,312	2.00
Interest-earning deposits	4,191	0.28	5,314	0.31
Total interest-earning assets	$310,881	4.57%	$276,367	4.82%

Interest-bearing liabilities:
Savings accounts	$12,788	0.20%	$10,001	0.24%
NOW accounts	26,227	0.69	25,535	1.06
Money market accounts	45,002	0.36	44,026	0.41
Certificates of deposit	125,386	1.41	113,641	1.61
Total interest-bearing deposits	209,403	1.02	193,203	1.19
Other Bank Borrowings	--	--	733	4.01
FHLB advances	36,608	0.49	21,864	0.88
Total interest-bearing liabilities	$246,011	0.94%	$215,800	1.17%

The $25,000 increase in non-interest income for the quarter ended September 30, 2014, compared to the prior year quarterly period was due to an increase of $26,000 in service charges on deposit accounts and $6,000 in other non-interest income, partially offset by a decrease of $4,000 in gain on sale of loans and a $3,000 decrease in income on Bank Owned Life Insurance.

The $155,000 increase in non-interest expense for the three months ended September 30, 2014, compared to the same period in 2013, is primarily attributable to increases of $116,000 in compensation and benefits expense, $34,000 in occupancy and equipment expense, $34,000 in loan collection expense, $11,000 in advertising expense, $4,000 in data processing expense and $6,000 in other non-interest expenses.  These increases were partially offset by decreases of $24,000 in legal fees, $20,000 in franchise and bank share taxes, $4,000 in audit and examination fees and $2,000 in deposit insurance premiums.

At September 30, 2014, the Company reported total assets of $340.5 million, an increase of $11.0 million, or 3.3%, compared to total assets of $329.5 million at June 30, 2014. The increase in assets was comprised primarily of increases in loans receivable, net of $8.7 million, or 3.7%, from $239.6 million at June 30, 2014, to $248.3 million at September 30, 2014, loans held-for-sale of $1.7 million, or 17.7%, from $9.4 million at June 30, 2014, to $11.0 million at September 30, 2014, other assets of $1.7 million, or 10.1%, from $16.8 million at June 30, 2014 to $18.5 million at September 30, 2014, and an increase in investment securities of $7.7 million, or 15.3%, from $50.2 million at June 30, 2014, to $57.9 million at September 30, 2014.  These increases were partially offset by a decrease in cash and cash equivalents of $8.8 million or 64.8%, from $13.6 million at June 30, 2014 to $4.8 million at September 30, 2014.  The increase in loans held-for-sale results primarily from an increase at September 30, 2014 in receivables from financial institutions purchasing the Company’s loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Quarter Ended September 30,
	2014	2013	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$26,896	$26,481	1.6%
Commercial — real estate secured:
Owner occupied	18,065	10,306	75.3
Non-owner occupied	1,524	1,522	0.1
Multi-family residential	2,440	151	1,515.9
Commercial business	10,145	6,841	48.3
Land	1,884	2,422	(22.2)
Construction	8,673	5,569	55.7
Home equity loans and lines of credit and other consumer	2,314	1,343	72.3
Total loan originations	$71,941	$54,635	31.7
Loans sold	$(21,402)	$(17,866)	19.8%

Included in the $8.7 million and $5.6 million of construction loan originations for the three months ended September 30, 2014 and 2013, respectively, are approximately $3.2 million and $4.3 million, respectively, of one- to four-family residential construction loans and $5.5 million and $1.3 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company’s market area.

Total liabilities increased $11.1 million, or 3.9%, from $286.8 million at June 30, 2014, to $297.8 million at September 30, 2014, primarily due to an increase in advances from the Federal Home Loan Bank of Dallas of 30.7 million, or 238.0%, to 43.6 million at September 30, 2014, compared to 12.9 million at June 30, 2014, partially offset by a decrease in total deposits of $20.3 million, or 7.4%, to $252.0 million at September 30, 2014, compared to $272.3 million at June 30, 2014.  The decrease in deposits was primarily due to a $27.0 million, or 37.4% decrease in money market deposits from $72.2 million at June 30, 2014 to $45.2 million at September 30, 2014, and a decrease in non-interest bearing demand deposits of $3.0 million, or 6.9%, from $43.4 million at June 30, 2014 to $40.4 million at September 30, 2014, partially offset by increases in certificates of deposit of $6.5 million, or 5.4%, from $120.4 million at June 30, 2014 to $126.9 million at September 30, 2014 and NOW accounts of $2.3 million, or 9.6%, from $24.0 million at June 30, 2014 to $26.3 million at September 30, 2014. The decrease in money market deposits was primarily due to a transitory deposit in the fourth quarter of fiscal 2014 which had a balance of approximately $30.6 million at June 30, 2014. The deposit was short-term in nature and was fully withdrawn as of September 30, 2014. At both September 30, 2014 and June 30, 2014, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. The increase in advances from the Federal Home Loan Bank of Dallas was a result of the non-recurring deposit described above being used to pay down advances at June 30, 2014.

At September 30, 2014, the Company had $108,000 of non-performing assets compared to $178,000 of non-performing assets at June 30, 2014, consisting of two single-family residential loans and one non-performing line of credit at September 30, 2014, compared to one single family residential loan and one non-performing line of credit at June 30, 2014. At September 30, 2014, the Company had one single family residential loan classified as substandard, compared to none at June 30, 2014. The Company had one commercial loan secured by real estate classified as doubtful at September 30, 2014, in the amount of $64,000, one single-family residential loan classified as doubtful in the amount of $151,000 at June 30, 2014 and one line of credit classified as doubtful in the amount of $27,000 at both September 30, 2014 and June 30, 2014.

Shareholders’ equity decreased $121,000, or 0.3%, to $42.7 million at September 30, 2014 from $42.8 million at June 30, 2014.  The primary reasons for the decrease in shareholders’ equity from June 30, 2014, were the acquisition of treasury stock in the amount of $756,000, a decrease in the Company’s accumulated other comprehensive income of $159,000, and dividends paid of $156,000.  These decreases were partially offset by net income of $823,000, the vesting of restricted stock awards, stock options and the release of employee stock ownership shares totaling $110,000, and proceeds from the issuance of common stock from the exercise of stock options of $17,000.

The Company repurchased 40,057 shares of its common stock under its stock repurchase program during the quarter ended September 30, 2014 at an average price per share of $18.88.  On January 8, 2014, the Company announced that its Board of Directors approved a fourth stock repurchase program for the repurchase of up to 115,000 shares.  As of September 30, 2014, there were a total of 65,715 shares remaining for repurchase under the program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30,	June 30,
	2014	2014
ASSETS	(Unaudited)

Cash and cash equivalents	$4,794	$13,633
Securities available for sale at fair value	55,494	48,434
Securities held to maturity (fair value September 30, 2014: $2,399 June 30, 2014: $1,765)	2,399	1,765
Loans held-for-sale	11,035	9,375
Loans receivable, net of allowance for loan losses (September 30, 2014: $2,285; June 30, 2014: $2,396)	248,309	239,563
Other assets	18,454	16,759

Total assets	$340,485	$329,529

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$252,011	$272,295
Advances from the Federal Home Loan Bank of Dallas	43,589	12,897
Other liabilities	2,227	1,558

Total liabilities	297,827	286,750

Shareholders’ equity	42,658	42,779

Total liabilities and shareholders’ equity	$340,485	$329,529

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended September 30,
	2014	2013
	(Unaudited)
Interest income
Loans, including fees	$3,307	$3,050
Investment securities	1	1
Mortgage-backed securities	244	276
Other interest-earning assets	3	4
Total interest income	3,555	3,331
Interest expense
Deposits	535	575
Federal Home Loan Bank borrowings	45	48
Other bank borrowings	--	7
Total interest expense	580	630
Net interest income	2,975	2,701
Provision for loan losses	40	66
Net interest income after provision for loan losses	2,935	2,635

Non-interest income
Gain on sale of loans	472	476
Income on Bank Owned Life Insurance	41	44
Service charges on deposit accounts	101	75
Other income	15	9
Total non-interest income	629	604

Non-interest expense
Compensation and benefits	1,500	1,384
Occupancy and equipment	229	195
Data processing	119	115
Audit and examination fees	53	57
Franchise and bank shares tax	73	93
Advertising	75	64
Legal fees	69	93
Loan and collection	66	32
Deposit insurance premium	31	33
Other expenses	122	116

Total non-interest expense	2,337	2,182

Income before income taxes	1,227	1,057
Provision for income tax expense	404	344

NET INCOME	$823	$713

EARNINGS PER SHARE
Basic	$0.41	$0.34
Diluted	$0.40	$0.33

	Three Months Ended
	September 30,
	2014	2013
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.63%	3.65%
Net interest margin	3.83%	3.91%
Return on average assets	0.99%	1.00%
Return on average equity	7.10%	6.45%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.03%	0.18%
Allowance for loan losses as a percent of non-performing loans	2,115.74%	437.57%
Allowance for loan losses as a percent of total loans receivable	0.91%	1.10%

Per Share Data:
Shares outstanding at period end	2,203,442	2,347,334
Weighted average shares outstanding:
Basic	2,005,487	2,112,679
Diluted	2,057,803	2,116,030
Tangible book value at period end	$19.36	$17.96
____________
(1)      Ratios for the three month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145